ROCKET FUEL INC.
1900 SEAPORT BLVD.
REDWOOD CITY, CA 94063

August 9, 2016
VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Attention:         Jan Woo
Ji Shin

Re:	Rocket Fuel Inc. Registration Statement on Form S-3 File No. 333-211261

Acceleration Request
    Requested Date:    August 11, 2016
    Requested Time:    5:00 P.M. Eastern Time
Ladies and Gentlemen:
Pursuant to Rule 461 under the Securities Act of 1933, as amended, Rocket Fuel Inc. (the “Company”) hereby requests that the above-referenced Registration Statement on Form S-3 (File No. 333-211261) (the “Registration Statement”) be declared effective at the “Requested Date” and “Requested Time” set forth above or at such later time as the Company or its counsel may orally request via telephone call to the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”). Once the Registration Statement has been declared effective, please orally confirm that event with our outside counsel, Wilson Sonsini Goodrich & Rosati, P.C., by calling Derk Lupinek at (650) 493-9300.
In connection with the acceleration request, the Company hereby acknowledges that:

•
should the Commission or the Staff, acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

•
the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

•
the Company may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

[Signature page follows]

Securities and Exchange Commission
August 9, 2016

Sincerely,
ROCKET FUEL INC.

By: /s/ JOANN C. COVINGTON
JoAnn C. Covington
Senior Vice President and General Counsel

cc:	E. Randolph Wootton III, Rocket Fuel Inc.
Steven E. Bochner, Wilson Sonsini Goodrich & Rosati, P.C.
Rachel B. Proffitt, Wilson Sonsini Goodrich & Rosati, P.C.